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EXHIBIT 12

                      METROMEDIA INTERNATIONAL GROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

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
                                                                                                       YEAR ENDED
                                                                YEARS ENDED DECEMBER 31,              FEBRUARY 28,
                                                    ------------------------------------------------  ------------
                                                       1998         1997         1996        1995         1995
                                                    -----------  -----------  ----------  ----------  ------------
EARNINGS:
Pretax loss from continuing operations before
  minority interests and equity in losses of
  unconsolidated investees attributable to common
  stockholders....................................  $  (143,059) $   (96,207) $  (64,563) $  (30,086)  $  (17,356)
Income distributions from less than fifty-
  percent-owned joint ventures....................        1,964          940         300          --           --
                                                    -----------  -----------  ----------  ----------  ------------
    Adjusted loss.................................  $  (141,095) $   (95,267) $  (64,263) $  (30,086)  $  (17,356)
                                                    -----------  -----------  ----------  ----------  ------------
                                                    -----------  -----------  ----------  ----------  ------------
FIXED CHARGES:
Interest expense, including amortization of debt
  discount........................................  $    16,331  $    20,922  $   19,090  $    5,935   $    1,109
Portion of rent expense representative of the
  interest factor.................................        1,934        1,572         435         303          205
Preferred stock divided requirement...............       15,008        4,336          --          --           --
                                                    -----------  -----------  ----------  ----------  ------------
    Total fixed charges...........................  $    33,273  $    26,830  $   19,525  $    6,238   $    1,314
                                                    -----------  -----------  ----------  ----------  ------------
                                                    -----------  -----------  ----------  ----------  ------------
Ratio of earnings to fixed charges................      (A)          (A)         (A)         (A)          (A)
                                                    -----------  -----------  ----------  ----------  ------------
                                                    -----------  -----------  ----------  ----------  ------------
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(A) The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings are defined as pre-tax earnings or loss from continuing operations of the Company plus (i) its majority-owned subsidiaries, whether or not consolidated, (ii) its proportionate share of any-fifty-percent-owned joint ventures, and (iii) any income received from less-than fifty-percent-owned joint ventures. Fixed charges include interest on all debt of continuing operations (including amortization of debt discount) plus the interest component of operating rents (deemed to be one-third) and dividends on preferred stock. The ratio of earnings to fixed charges of the
    Company was less than 1.00 for each of the years ended December 31, 1998,
    1997, 1996 and 1995 and for the year ended February 28, 1995; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The deficiency in earnings to fixed charges for each of the years ended December 31, 1998, 1997, 1996 and 1995 and for the year ended February
    28, 1995 were $141.1 million, $95.3 million, $64.3 million, $30.1 million and $17.4 million, respectively.

    In addition, the Company has guaranteed the debt of certain of its Joint Ventures. The interest expense associated with the debt that has been guaranteed by the Company was $367,000 and $76,000 for the years ended December 31, 1998 and 1997.